EXHIBIT 99.2

May 22, 2008	Company Press Release	Flowers Foods (NYSE: FLO)
FLOWERS FOODS ANNOUNCES KEY EXECUTIVE PROMOTIONS;
ALIGNS MANAGEMENT STRUCTURE FOR FUTURE GROWTH
THOMASVILLE, GA—Flowers Foods (NYSE: FLO), one of America’s leading bakery foods companies, today announced several key management appointments as well as a realignment of its operating structure for future growth. The following promotions, which are effective immediately, were announced:
▪	Gene D. Lord named executive vice president and chief operating officer of Flowers Foods

▪	Allen L. Shiver named executive vice president and chief marketing officer of Flowers Foods

▪	Bradley K. Alexander named president of Flowers Bakeries
Gene D. Lord named executive vice president and chief operating officer
Mr. Lord, 61, began his career with Flowers in 1966 and was successively promoted to levels of greater responsibility within in the company, including bakery president and regional vice president. In 2002, he was named president and chief operating officer of the company’s Bakeries Group, which represents 80% of company sales. With the current appointment, Mr. Lord will assume responsibility for all company operations as well as the supply chain, human resources, and information technology support teams.
Allen L. Shiver named executive vice president and chief marketing officer
Mr. Shiver, 51, became a full time employee at Flowers in 1979 after working part time during high school and college. He has held a variety of executive positions for the company, including vice president of marketing, regional vice president, and executive vice president of Flowers Bakeries. In 2003, Mr. Shiver was named president and chief operating officer of the Specialty Group. In his new position, Mr. Shiver will oversee the national sales team and provide strategic direction for marketing, product innovation, and category management/consumer insights.
Bradley K. Alexander named president of Flowers Bakeries
Mr. Alexander, 49, began his career with Flowers in 1981. He has held various positions in sales, operations and marketing, including bakery president and senior vice president of sales and marketing for Flowers Bakeries. In 2003, Mr. Alexander was named regional vice president. As president of Flowers

Bakeries, Mr. Alexander will oversee all the company’s operations, including fresh breads and rolls, frozen breads and rolls, and snack cake bakeries.
Other Executive Vice President Appointments
Other members of the top executive team also have been appointed to the executive vice president level, including:
▪	R. Steve Kinsey, executive vice president and chief financial officer

▪	Stephen R. Avera, executive vice president, secretary and general counsel

▪	Michael A. Beaty, executive vice president of supply chain

▪	Marta Jones Turner, executive vice president of corporate relations
Senior Vice President Appointments
The following individuals have been appointed to the senior vice president level:
▪	Karyl H. Lauder, senior vice president and chief accounting officer

▪	Donald A. Thriffiley, Jr., senior vice president of human resources

▪	Vyto F. Razminas, senior vice president and chief information officer
George E. Deese, Flowers Foods’ chairman, chief executive officer, and president, said, “These management changes position Flowers Foods for future growth and are in line with our long term leadership development strategy and management succession plan. Gene, Allen, Brad and other members of our top team are proven leaders for our company and they helped develop the operating strategies that have delivered the competitive advantages our company enjoys today. We have delivered exceptional results in each of the past five years, and I believe this is the right team to deliver this type of performance going forward.
“Aligning all sales and operations under Flowers Bakeries also helps position the company for future growth,” Deese said. “We are realigning operations to provide greater support for our direct-store-delivery regions and warehouse delivery businesses, which will allow our team to better manage anticipated growth. As we expand our geographic footprint through organic growth and strategic acquisitions, the realigned operating and key management structure will help maximize profitability.”
Deese said that public reporting of segment data is expected to remain the same under the realigned operating structure. The company will report results for its direct-store-delivery (previously reported as Bakeries Group) and warehouse delivery businesses (previously reported as Specialty Group).

Deese continued, “Our team remains focused on delivering good results and on further refining our strategies to maintain our advantage in the marketplace as we work to create and preserve value for our shareholders.”
Company Information
Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Among the company’s top brands are Nature’s Own, Cobblestone Mill, Sunbeam, Blue Bird, and Mrs. Freshley’s. Flowers operates 36 bakeries that are among the most efficient in the baking industry. The company produces fresh bakery products that are delivered to customers daily through a direct-store-delivery system serving the Southeast, Southwest, and Mid-Atlantic. The company also produces fresh snack cakes and frozen breads/rolls that are delivered through warehouse distribution to retailers and foodservice nationwide. For more information, visit www.flowersfoods.com.
Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing and (f) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.
Investor Contact: Marta J. Turner, Executive VP/Corporate Relations, (229) 227-2348
Media Contact: Mary A. Krier, VP/Communications, (229) 227-2333